Exhibit 99.1
For Immediate Release
SGX Pharmaceuticals Announces Financial Results
for the Three and Six Months Ended June 30, 2008
SAN DIEGO, August 7, 2008 — SGX Pharmaceuticals (NASDAQ: SGXP) today announced its financial results for the three and six months ended June 30, 2008. For the three months ended June 30, 2008, the Company posted revenues of $4.3 million and a net loss of $7.2 million. For the six months ended June 30, 2008, revenues were $21.3 million and the net loss was $3.5 million. The revenue in the six month period includes $10.8 million of revenue earned in the first quarter attributable to the one-time recognition of an upfront payment related to the Company’s collaboration with Novartis. Cash, cash equivalents and short-term investments totaled $23.7 million at June 30, 2008 compared to $39.0 million at December 31, 2007.
Total revenues for the three months ended June 30, 2008 were $4.3 million compared to $8.5 million for the three months ended June 30, 2007. Total revenues for the six months ended June 30, 2008 were $21.3 million, compared to $19.5 million for the six months ended June 30, 2007. The decrease of $4.2 million for the three month period was primarily attributable to a decrease in revenues recognized under our Novartis collaboration due to the conclusion of the research term in late March 2008 and a decrease in revenues earned under our federal research grant. The increase of $1.8 million for the six month period was primarily due to an increase in revenue recognized under the Novartis collaboration, as noted previously, offset by a decrease in revenues from the Company’s federal research grant. This decrease was primarily due to the recognition of $3.5 million of revenue during the first quarter of 2007 in connection with an agreement on the reimbursement of overhead costs incurred on grant research efforts since the commencement of the grant in July 2005.
Research and development expenses for the three months ended June 30, 2008 and 2007 were $9.2 million and $10.5 million, respectively. Research and development expenses for the six months ended June 30, 2008 and 2007 were $20.6 million and $20.5 million, respectively. The decrease of $1.3 million for the three month period was primarily attributable to a decrease in preclinical and clinical costs incurred in connection with the research and development activities of our oncology pipeline. Research and development expenses for the six month periods were generally consistent from period to period.
General and administrative expenses for the three months ended June 30, 2008 and 2007 were $2.3 million and $2.1 million, respectively. General and administrative expenses for the six months ended June 30, 2008 and 2007 were $4.4 million in each period. The increase of $0.2 million for the three month period was primarily attributable to an increase in legal and professional fees offset by a decrease in share-based compensation expense.
SGX reported a net loss for the three months ended June 30, 2008 of $7.2 million, or $0.35 per share. This compares with a net loss for the three months ended June 30, 2007 of $4.0 million, or $0.26 per share. For the six months ended June 30, 2008, the net loss was $3.5 million, or $0.17 per share. This compares with a net loss for the six months ended June 30, 2007 of $5.1 million, or $0.33 per share. The net loss for the six months ended June 30, 2008 is less than the net loss for the three months ended June 30, 2008 due to the Company’s reporting net income in the first quarter of 2008 as a result of the $10.8 million of revenue earned in the first quarter that was attributable to the one-time recognition of the remaining portion of the upfront payment related to the Company’s collaboration with Novartis.
About SGX Pharmaceuticals
SGX Pharmaceuticals, Inc. is a biotechnology company focused on the discovery, development and commercialization of novel, targeted therapeutics directed at addressing unmet medical needs in oncology. Our drug development programs target the MET receptor tyrosine kinase, an enzyme implicated in a broad array of cancers, and the BCR-ABL tyrosine kinase enzyme for the treatment of Chronic Myelogenous Leukemia, or CML. Our drug discovery activities are focused on a portfolio of other protein and enzyme targets that have been implicated in human cancers, including JAK2, RON, ALK, RAS and IKKe. More information on the pipeline and drug discovery platform can be found at www.sgxpharma.com and in the Company’s various filings with the Securities and Exchange Commission.
Merger Agreement with Eli Lilly and Company
On July 8, 2008, SGX Pharmaceuticals, Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Eli Lilly and Company, an Indiana corporation (“Lilly”), and REM Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Lilly (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into SGX (the “Merger”), with SGX continuing as the surviving corporation and a wholly-owned subsidiary of Lilly. As a result of the Merger, each share of SGX common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Lilly or Merger Sub or by stockholders of SGX who have validly exercised their appraisal rights under Delaware law) will be converted into the right to receive $3.00 in cash, without interest.
Pursuant to the terms of the Merger Agreement and as permitted under the applicable SGX equity plans, all of SGX’s unvested stock options will vest prior to the effective time of the Merger. Any issued and outstanding stock options with an exercise price per share greater than or equal to $3.00 that are not exercised prior to the effective time of the Merger will terminate. Any issued and outstanding stock options with an exercise price per share less than $3.00 will be converted into the right to receive a payment equal to the product of (1) the excess of $3.00 per share over the exercise price per share of such stock options and (2) the number of shares of SGX common stock subject to such stock options.
The completion of the Merger is subject to the satisfaction or waiver of a number of closing conditions, including, among others, (1) adoption of the Merger Agreement by the holders of a majority of SGX’s outstanding common stock, (2) subject to certain exceptions, the absence of any material adverse effect on SGX from and after the date of the Merger Agreement, (3) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (4) the absence of any legal prohibitions on the closing of the Merger and (5) subject to certain exceptions, the continued accuracy of SGX’s representations and warranties as of the effective time of the Merger.
The special meeting of stockholders to consider and vote upon the proposal to adopt the Merger Agreement and to transact such other business as may properly come before the special meeting (or any adjournment, postponement or continuance thereof) is scheduled for 9:00 a.m., California time, on August 20, 2008, at SGX’s corporate headquarters located at 10505 Roselle Street, San Diego, California 92121.
Additional Information
SGX filed a definitive proxy statement with the Securities and Exchange Commission on July 21, 2008 with respect to the proposed merger transaction with Eli Lilly and Company. Before making any voting or investment decision with respect to the merger, investors and stockholders of SGX are urged to read the proxy statement and the other relevant materials carefully in their entirety because they contain important information about the merger. The proxy statement and other relevant materials, and any other documents filed by SGX with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by going to SGX’s Investor Relations page on its corporate website at www.sgxpharma.com or by directing a written request to SGX at 10505 Roselle Street, San Diego, California 92121 — Attention: Corporate Secretary.
Participants in the Solicitation
SGX and its directors and executive officers may be deemed to be participants in the solicitation of proxies from SGX stockholders in connection with the merger. Certain directors and executive officers of SGX may have direct or indirect interests in the merger due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments in connection with the merger. Additional information regarding the directors and executive officers of SGX and their interests in the merger is contained in the definitive proxy statement that SGX filed with the SEC.
Forward Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements related to research and development programs, the proposed merger transaction, including whether the merger transaction will be approved by SGX’s stockholders, whether the other conditions to closing of the proposed transaction will be met and if any of the potential benefits of the proposed merger will be realized, the potential of the Company’s inhibitors as treatments for certain cancers, and the ability to discover, develop, build a pipeline of and commercialize cancer therapeutics. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing. The results of early preclinical studies or clinical trials may not be predictive of future results, and the Company cannot provide any assurances that any of its compounds or development candidates will have favorable results in preclinical studies or future clinical trials. In addition, results may be affected by the failure to enter into new collaborations on any of its research and development programs in the event that the merger transaction is not consummated, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, the scope and validity of patent protection for its products, and its ability to obtain additional funding to support its operations. For a discussion of these and other factors, please refer to the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and the Company’s most recent quarterly report on Form 10-Q as well as subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and SGX undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.
###

Contact:
Bonnie Feldman	Todd Myers
Sr. Director, Investor Relations	Chief Financial Officer
SGX Pharmaceuticals	SGX Pharmaceuticals
(858) 344-8860	(858) 558-4850

SGX PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue:
Collaborations and commercial agreements	$2,882	$5,722	$17,883	$11,369
Grants	1,424	2,784	3,395	8,105

Total revenue	4,306	8,506	21,278	19,474

Expenses:
Research and development	9,237	10,524	20,586	20,542
General and administrative	2,263	2,126	4,384	4,359

Total operating expenses	11,500	12,650	24,970	24,901

Loss from operations	(7,194)	(4,144)	(3,692)	(5,427)
Interest income (expense), net	(7)	131	212	316

Net loss	$(7,201)	$(4,013)	$(3,480)	$(5,111)

Basic and diluted net loss per share	$(0.35)	$(0.26)	$(0.17)	$(0.33)

Shares used to compute basic and diluted net loss per share	20,650	15,337	20,590	15,281

	Three Months Ended June 30, 2008 (1)			Three Months Ended June 30, 2007 (1)
		Stock-based			Stock-based
		compensation	Reported		compensation	Reported
	non-GAAP	expense	GAAP results	non-GAAP	expense	GAAP results

Net loss	$(6,339)	$(862)	$(7,201)	$(2,911)	$(1,102)	$(4,013)

Basic and diluted net loss per share	$(0.31)	$(0.04)	$(0.35)	$(0.19)	$(0.07)	$(0.26)

Research and development expenses	$8,870	$367	$9,237	$9,975	$549	$10,524

General and administrative expenses	$1,768	$495	$2,263	$1,573	$553	$2,126

	Six Months Ended June 30, 2008 (1)			Six Months Ended June 30, 2007 (1)
		Stock-based			Stock-based
		compensation	Reported		compensation	Reported
	non-GAAP	expense	GAAP results	non-GAAP	expense	GAAP results

Net loss	$(1,992)	$(1,488)	$(3,480)	$(3,020)	$(2,091)	$(5,111)

Basic and diluted net loss per share	$(0.10)	$(0.07)	$(0.17)	$(0.20)	$(0.14)	$(0.33)

Research and development expenses	$19,925	$661	$20,586	$19,492	$1,050	$20,542

General and administrative expenses	$3,557	$827	$4,384	$3,318	$1,041	$4,359
SGX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2008	2007
Assets
Cash, cash equivalents and short-term investments	$23,676	$38,990
Accounts receivable	954	2,706
Other current assets	1,217	1,187
Property and equipment, net	3,504	3,889
Other assets	4,286	4,284

Total assets	$33,637	$51,056

Liabilities and stockholder’s equity
Current liabilities	$9,676	$24,991
Deferred revenue, long-term	792	1,042
Stockholder’s equity	23,169	25,023

Total liabilities and stockholder’s equity	$33,637	$51,056

1)	In addition to disclosing financial results calculated in accordance with generally accepted accounting principles (GAAP), this table contains non-GAAP financial measures that exclude the effect of non-cash stock compensation expense. The Company believes that the presentation of results excluding non-cash stock compensation expense provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. The Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods, and uses these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.